EXHIBIT 10.1


                            STOCK PURCHASE AGREEMENT
                                  BY AND AMONG
                                 CAPRIUS, INC.,
                             STRAX INSTITUTE, INC.,
                                MR. GEORGE AARON
                               MR. JONATHAN JOELS
                                       AND

                       EASTERN MEDICAL TECHNOLOGIES, INC.

                               SEPTEMBER 30, 2003

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement") is entered into as of September 30, 2003 by and among Caprius, Inc. ("Caprius"), a Delaware corporation, Strax Institute, Inc., a Florida corporation ("New Strax"), Eastern Medical Technologies, Inc., a Delaware corporation ("EMT"), and George Aaron and Jonathan Joels solely with respect to Sections 5.1 and 5.2. Caprius, New Strax, and EMT, are referred to individually or collectively herein as a "Party" or "Parties".

     WHEREAS, Caprius operated, through a division, a mammography and bone densitometry business known as the Strax Institute ("Business");

     WHEREAS, Caprius owns all of the outstanding capital stock of New Strax and has conveyed the assets and liabilities of the Business to New Strax; and

     WHEREAS, EMT has agreed to purchase from Caprius, and Caprius has agreed to sell to EMT, all of the outstanding capital stock of New Strax in return for cash and a promissory note (the "Transaction").

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

     1. DEFINITIONS. As used in this Agreement, the following capitalized words and terms have the referenced meanings:

     "Adverse Consequences" means all injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees actually sustained by a Party or imposed thereon.

     "Affiliate" shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.


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     "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

     "Area" has the meaning set forth in Section 5.1(a).

     "Balloon Payment" shall mean an amount equal to $41,500.

     "Claim" shall mean any claims, demands, actions, administrative or arbitration proceedings, damages, losses including loss of value, obligations, allegations, Liabilities, judgments, encumbrances, penalties, costs, and expenses, including reasonable attorneys' fees and expenses that a Party is or may be liable for or incurs in investigating or pursuing any of the foregoing.

     "Closing" shall have the meaning set forth in Section 2.2.

     "Closing Date" shall have the meaning set forth in Section 2.2.

     "Closing Date Balance Sheet" means the balance sheet of New Strax prepared as of the Closing Date and after conveyance of the assets of the Strax Division and assumption of its liabilities.

     "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

     "Code" means the Internal Revenue Code of 1986, as amended and the Regulations thereunder.

     "Common Stock" means shares of common stock of New Strax.

     "Confidential Information" means any information concerning the businesses and affairs of Caprius, New Strax, or EMT, as the case may be, including their respective Subsidiaries, if any, that is not already generally available to the public and shall include, but shall not be limited to, trade secrets, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software (including, but not limited to, computer programs developed, improved or modified by a Party or on behalf of a Party for use in a Party's business, and source code), information and data relating to the development, research, testing, costs, marketing and uses of a Party's services, budgets and strategic plans, and the identity and special needs of clients for a Party's services, databases, data, all technology relating to a Party's business, systems, methods of operation, client lists, client information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of a Party, including Confidential Information received from a Party's Subsidiaries and Affiliates.

     "Consideration" means the purchase price.


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     "Directly or Indirectly" shall include, but not be limited to, (i) acting as an agent, officer, director, representative, consultant, independent contractor, or employee of any Person, or (ii) participating as an owner, partner, limited partner, member, joint venturer, material creditor or shareholder (except as a shareholder holding less than five percent interest in a corporation or entity whose shares are traded on a national securities exchange or on the Nasdaq Stock Market unless Caprius controls such corporation or entity, either alone or with others).

     "Employee Benefit Plan" means any employee benefit plan (as such term is in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind set forth in Section 3.10.

     "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     "ERISA" shall mean Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "FBCA" means the Florida Business Corporation Act, as amended.

     "Financial Statements" has the meaning set forth in Section 3.6.

     "GAAP" means United States Generally Accepted Accounting Principles as in effect from time to time.

     "Governmental Entity" has the meaning set forth in Section 3.3.

     "Indemnified Party" has the meaning set forth in Section 6.3.

     "Indemnifying Party" has the meaning set forth in Section 6.3.

     "Intellectual Property" shall mean to include, but not be limited to trade names, fictitious names, trademarks, trade dress, copyrights, moral rights, patents, protected software and databases, and other types of intellectual property protected under United States state or federal law, all as they relate to the business of the Strax Institute or New Strax.

     "IRS" shall mean the United States Internal Revenue Service.


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     "Knowledge" means actual knowledge after reasonable investigation of a
Party (and, except where apparent from the context, its Subsidiaries), its officers, directors and employees having responsibility of a subject matter.

     "Legal Provisions" has the meaning set forth in Section 3.7.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Material Adverse Effect" means, when used with respect to New Strax, any change or effect that is materially adverse to the business, assets, liabilities, results of operations, condition (financial or otherwise), management or future prospects of such Party or Parties. More specifically and without limiting the prior sentence, any reduction of 10% or more of any of the revenues, or increase in expenses, for the nine months ended June 30, 2003 compared to the nine months ended June 30, 2002, shall be considered to have a Material Adverse Effect.

     "Measuring Period" has the meaning set forth in Section 5.1(a).

     "Note" has the meaning set forth in Section 2.4.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" shall have the meaning set forth in the preface above.

     "Permits" has the meaning set forth in Section 3.7.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, entity, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

     "Real Property" means the leasehold premises located at 4300 N. University Drive, Suite E200, Lauderhill, FL 33351

     "Regulations" means the rules and regulations under the Code.

     "SEC" means the United States Securities and Exchange Commission.

     "SEC Documents" means any registration statement, report or other document filed with or furnished to the SEC by Caprius.

     "Securities Act" means the Securities Act of 1933, as amended.


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     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic's, materialmen's, landlord's and similar liens, (ii) liens for taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings,
(iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Strax Institute" or the "Strax Division" both mean the division of Caprius which operates a breast care center in Lauderhill, Florida.

     "Subsidiary" means any corporation, limited liability company, partnership or entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the Common Stock or equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or similar persons or entities.

     "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, Real Property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Transaction" shall have the meaning set forth in the last WHEREAS clause.

     2.  BASIC TRANSACTIONS.

     2.1 Purchase of New Strax Capital Stock. At the Closing, Caprius shall sell and convey, and EMT shall purchase, all of the capital stock of New Strax in exchange for the purchase price set forth in Section 2.3 (the "Consideration").

     2.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Michael Harris, P.A., 1555 Palm Beach Lakes Boulevard, West Palm Beach, Florida, commencing at 10:00 a.m. local time on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties shall take at the Closing itself) or such place and other date as the Parties may mutually determine (the "Closing Date").

     2.3 Purchase Price and Possible Adjustment to Purchase Price. In exchange for the capital stock of New Strax, EMT shall pay the result of the following (the "Net Purchase Price"): $400,000 minus the accounts payable related to the Strax Institute calculated as of the Closing Date which accounts payable are


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anticipated to be approximately $110,000, plus or minus any other charges, setoffs or adjustments arising under this Agreement, if any.

     2.4 Payment of Purchase Price. On the Closing Date, EMT shall pay 50% of the Net Purchase Price, less an $18,000 cash credit, by wire transfer to an account that Caprius designates. The remaining 50% of the Net Purchase Price shall be evidenced by a note (the "Note") which shall be secured by the accounts receivables of New Strax. The Note shall not bear interest and shall be in the form attached hereto as Exhibit 2.4 hereto.

     2.5 Transitional Management Services Agreement. Caprius and New Strax shall enter into, as of the Closing Date, a transitional management services agreement in the form attached hereto as Exhibit A.

     2.6 Accounts Receivable. The accounts receivable related to the Strax Institute which are in existence as of the Closing Date (the "Closing Date Accounts Receivable") shall be allocated between Caprius and New Strax as follows. The first $110,000 of the Closing Date Accounts Receivable collected shall belong to New Strax. The next $70,000 of the Closing Date Accounts Receivable collected shall belong to Caprius and shall be remitted to Caprius by New Strax as collected. If collections of the Closing Date Accounts Receivable exceed $180,000 ("Threshold"), amounts in excess of such Threshold shall be divided equally among Caprius and New Strax. New Strax will engage in good faith, commercially reasonable efforts to continue to collect any uncollected Closing Date Accounts Receivable following the Closing Date. For collecting any amounts above the Threshold, Caprius shall pay to New Strax the sum of 8% of the amounts collected. Such fee shall be set off from the amounts in excess of the Threshold otherwise due Caprius under this paragraph.

     2.7 Bank Account. The funds in the Strax Institute bank account, up to, but not exceeding $7,500, held in the name of Caprius, Inc. d/b/a Strax Institute, at Bank of America, N.A, P.O. Box 25118, Tampa, FL 33622, account number 003604095107, as of September 30, 2003, as determined in the reconciliation for such month, shall be the property of EMT. Any amounts in such bank account in excess of $7,500 shall remain the property of Caprius.

     3. REPRESENTATIONS AND WARRANTIES OF CAPRIUS AND NEW STRAX. Caprius and/or New Strax, as applicable from the context, represent and warrant to EMT that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3).

     3.1 Organization, Qualification, and Power. New Strax is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. New Strax is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on New Strax. New Strax is qualified to do business in those jurisdictions listed on Schedule 3.1 and New Strax has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by them. New Strax is a newly formed Subsidiary of Caprius and other than the transactions contemplated in this Agreement has not


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conducted any operations or entered into any transactions. Each of Caprius and
New Strax has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. New Strax has delivered to EMT a true and correct copy of its articles of incorporation and bylaws, each as amended. New Strax has no Subsidiaries. New Strax is not in default under or in violation of any of the provisions of its articles of incorporation or bylaws, each as amended.

     3.2 Capitalization. The entire authorized capital stock of New Strax consists of 10,000 shares of Common Stock of which 10,000 shares are issued and outstanding. All of the issued and outstanding shares of New Strax Common Stock have been duly authorized and are validly issued, fully paid, and nonassessable and are free and clear of any Security Interests, and are not subject to preemptive rights or rights of first refusal created by statute, the articles of incorporation or bylaws, each as amended, of New Strax or any agreement to which Caprius or New Strax is a party or by which either is bound. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of New Strax, or otherwise obligating New Strax to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. There are no outstanding or authorized performance units, stock appreciation, phantom stock, profit participation, or similar rights with respect to New Strax. There are no voting trusts or proxies relating to the capital stock of New Strax between or among any of its shareholders. All outstanding shares of New Strax Common Stock were issued in compliance with all applicable federal and state securities laws.

     3.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any federal, state and foreign court, commission, governmental body, regulatory or administrative agency, authority or tribunal (each a "Governmental Entity") to which New Strax is subject or any provision of its certificate or articles of incorporation or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, mortgage, note, lease, license, instrument or other arrangement to which either Caprius or New Strax is a party or by which either is bound or to which any of either's assets is subject (or result in the imposition of any Security Interest upon any of either's assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect on Caprius or New Strax or the ability of Caprius or New Strax to consummate the transactions contemplated by this Agreement. Neither Caprius nor New Strax need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for Caprius and New Strax to consummate the transactions contemplated by this Agreement.

     3.4 Authorization of Transaction. Caprius and New Strax have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Caprius and New Strax, enforceable in accordance with its terms and conditions. Caprius and New Strax need not give any notice to, make any filing


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with, or obtain any authorization, consent, or approval of any government or
Governmental Entity in order to consummate the transactions contemplated by this Agreement.

     3.5 Title to Assets. New Strax is the sole record and beneficial owner or lessee, as the case may be, of all the assets reflected on its financial statements (or those of the Strax Division), and used by it (or by the Strax Division) in the Ordinary Course of Business, free and clear of all Security Interests. In particular, without limiting the generality of the foregoing, there has been no assignment, subletting or granting of any license or in respect of New Strax's assets (or those of the Strax Division) or any granting of any agreement or right capable of becoming an agreement or right for the purchase of any such assets other than pursuant to the provisions of this Agreement.

     3.6 Financial Statements. The audited financial statements of the Strax Institute (including the related notes and schedules) for the two years ended September 30, 2002, have been prepared in accordance with GAAP and Regulation S-X applied on a consistent basis throughout the periods covered thereby, and fairly present the financial condition of the Strax Institute as of the indicated dates and the results of operations of the Strax Institute for the indicated periods (subject, in the case of unaudited statements, to normal and recurring year-end adjustments), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates and are consistent with the books and records of Caprius and New Strax. The audited financial statements, the unaudited nine month income statement (derived from the Form 10-QSB filed by Caprius with the SEC) and the Closing Date Balance Sheet are referred to in this Agreement as the "Financial Statements". Except as set forth in the Closing Date Balance Sheet delivered, New Strax has no liabilities or obligations (whether accrued, absolute, contingent or otherwise)
(i) of a nature required to be disclosed on a balance sheet or in the related notes to Financial Statements prepared in accordance with GAAP or (ii) which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on New Strax. The Financial Statements as of their respective dates did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     3.7 Compliance with Laws. (a) To its Knowledge, except as disclosed on
Schedule 3.7, Caprius is, and has been, in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees with respect to the Strax Institute (including, but not limited to those applicable to mammography scanning as presently conducted by Caprius or New Strax) of any Governmental Entity applicable to each of their properties or other assets or their business or operations (collectively, "Legal Provisions"), except for instances of noncompliance or possible noncompliance that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect on the Strax Institute or New Strax. Except as listed in Schedule 3.7, New Strax has in effect all approvals, including all authorizations, certificates, filings, franchises, licenses, notices, permits easements, variances, exceptions, consents, certificates, approvals, authorizations, orders and rights of or with all Governmental Entities, with respect to the Strax Institute (collectively, "Permits"), necessary for New Strax to own, lease or operate its properties and assets and to carry on its business and operations as


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presently conducted, except for failures to have in effect such Permits that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect on the Strax Institute or New Strax. To Caprius's knowledge, there has occurred no default under, or violation of, any such Permit, except individually or in the aggregate as has not had and could not reasonably be expected to have a Material Adverse Effect on the Strax Institute or New Strax.

          (b) To the Knowledge of Caprius or New Strax, no action, demand, inquiry or investigation by any Governmental Entity and no suit, action or proceeding by any other Person, in each case with respect to the Strax Institute or New Strax or any of their properties or other assets under any Legal Provisions is pending or, to the Knowledge of Caprius or New Strax threatened, other than, in each case, those in which the outcome individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect on the Strax Medical Insitute or New Strax.

          (c) To the Knowledge of Caprius and New Strax, the Strax Institute has not, nor have any of its officers, employees, agents or Affiliates, made an untrue statement of material fact or fraudulent statement to any Governmental Entity, failed to disclose a material fact required to be disclosed to any Governmental Entity, or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for any Governmental Entity to commence an action against Caprius, the Strax Institute or New Strax, insofar as such action arises from or relates to the Strax Institute.

          (d) Except as listed in Schedule 3.7, Caprius has made available to EMT copies of any and all notices of inspectional observations, establishment inspection reports, warning letters and any other documents received from or issued by a Governmental Entity within the last three years that indicate or suggest lack of compliance with regulatory requirements by Caprius with respect to the Strax Institute.

          (e) Intentionally omitted

          (f) Except as listed in Schedule 3.7, Caprius has not received any written notice that any Governmental Entity has commenced or threatened to initiate (i) any action, inquiry, investigation, or similar informal action, or civil lawsuit, or administrative proceedings against Caprius, related to the Strax Institute, (ii) any action to enjoin any aspect of the business of the Strax Institute or (iii) any civil penalty, injunction, seizure or criminal action against it or Caprius, related to the Strax Medical Insititute.

     3.8 Certain Business Relationships With Caprius. Except as disclosed on
Schedule 3.8, or in the Caprius SEC Documents, Caprius and its Affiliates have not, Directly or Indirectly, been involved in any business arrangement or conducted any business with the Strax Institute, except as provided for herein this Agreement.


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     3.9  Employment Matters.

          (a) Schedule 3.9 sets forth a complete list of the employees of the Strax Institute or New Strax, together with their titles, service dates and material terms of employment. New Strax shall bear any Liability to all employees for any accrued but unpaid employee benefits including, but not limited to, vacation leave, sick leave and personal leave. Except as disclosed on Schedule 3.9, no employee is on short-term or long-term disability leave, family leave or military leave.

          (b) Except for the employment agreements listed on Schedule 3.9 there are no employment agreements which are not terminable, nor would the Strax Institute or New Strax, upon termination of any employee have any Liability to pay such employee any severance or other compensation except for services actually rendered through the date of termination.

          (c) No person has alleged that Caprius, with respect to the Strax Institute or New Strax, has committed any act involving: (i) sexual misconduct or harassment in violation of Title VII of the Civil Rights Act of 1964 or amounting to an invasion of privacy under Florida law or (ii) discrimination in violation of the United States and/or Florida Constitutions or legislation.

     3.10 Employee Benefit Plans. Schedule 3.10 lists each Employee Benefit Plan that Caprius, with respect to the Strax Institute, maintains, to which the Strax Institute contributes or has any obligation to contribute.

     3.11 Tangible Assets. The Strax Institute or New Strax owns or leases all fixtures, machinery, equipment, and other tangible assets necessary for the conduct of the Strax Institute's or New Strax's business as presently conducted.

     3.12 Tax Matters. EMT shall have no Liability for Taxes arising from any action, or inaction, of Caprius or New Strax, that occurs, or should have occurred, prior to the Closing Date with respect to the Strax Institute, as of the most recent practicable date.

     3.13 Real Property. Schedule 3.13 lists and describes briefly all Real Property that Caprius or New Strax leases in connection with the Strax Institute. With respect to each such parcel of leased Real Property:

          (a) The leases reflected in the attached Schedule 3.13 list and describe any and all leases (the "Leases") whereby Caprius, as related to the Strax Institute, or New Strax are either tenant or landlord. With respect to the Leases, Caprius and New Strax hereby covenant as follows:

          (b) All of the Leases are either: (a) in writing, and true and correct copies of which have been delivered to EMT or are (b) cancelable and may be terminated by the tenant or the landlord by providing 15 days prior written notice.

          (c) All of the Leases are in full force and effect in accordance with the respective terms, without modifications or amendment, except as specified in this Agreement, and without any default, event of default, claim of default on the part of any party thereof, and no notice, written or oral, of termination or


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intent to terminate has been issued or received. The Leases do not contain any right of first refusal or similar right or option to purchase the Leased property.

          (d) Except as listed in Schedule 3.13, There are no leases, tenancies, contracts, license agreements, or other occupancies binding on Caprius with regard to the Strax Institute or New Strax.

          (e) Except as specified in the Leases, there are no prepaid rentals, rent concessions or security deposits under any of the Leases.

          (f) No written or oral undertakings, inducements, representations, warranties, agreements, contracts, or understandings, have been made, given, or entered into by any party to the Leases which are not reflected in the Leases, and no party to the Leases have any rights respecting the Leases other than as set forth in the Leases.

          (g) The appropriate party under the Leases has completed in all respects and paid for in full all improvements, alterations, installations, decorations or repairs required to be performed by such party pursuant to the Leases, and all such work has been accepted by the other party.

          (h) Neither the Leases nor the rents or other amounts payable thereunder have been assigned, pledged or encumbered by Caprius, with regard to the Strax Institute, or by New Strax.

          (i) There are no brokerage or leasing commissions or other finders or agents fees payable or potentially payable in connection with any of the Leases or any amendments or renewals thereof or increases or other changes in space with respect thereto.

     3.14 Environmental, Health, and Safety Matters.

          (a) To its Knowledge, Caprius and has complied and is in compliance with all Environmental, Health, and Safety Requirements relating to the Strax Institute.

          (b) Without limiting the generality of the foregoing, Caprius has obtained and complied with, and are in compliance with, all Permits, that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the Strax Institute's facilities and the operation of its business; a list of all such Permits, is set forth on the attached Schedule 3.14.2.

          (c) Neither Caprius, nor the Strax Institute have received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise relating to the Strax Institute), including any investigatory, remedial or corrective obligations, relating to the Strax Institute or its facilities arising under Environmental, Health, and Safety Requirements.


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


     3.15 Other Disclosures. Schedule 3.15 contains a true and correct list: (a) relating to indebtedness for money borrowed by or on behalf of the Strax Institute excluding trade credit or payables arising in the Ordinary Course of Business, (b) creating any guarantee arrangement or other agreement to be liable for the obligations of a Person, (c) providing for payment or the receipt of payment or the sale of purchase or exchange of goods or services worth in excess of $10,000 or (d) containing any provisions or covenant materially limiting the ability of Caprius, the Strax Institute or any affiliate or employee, to engage in business or compete with or to obtain products or services from any Person or materially limiting the ability of any Person to provide products or services to the Strax Institute or New Strax.

     3.16 Undisclosed Liabilities. To its knowledge, Caprius, with respect to the Strax Institute, and New Strax does not have any obligations or Liabilities (contingent or otherwise), except obligations and Liabilities (a) that are fully accrued or provided for in all material respects in the Financial Statements,
(b) that were incurred after June 30, 2003, in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), or (c) that either individually or in the aggregate would not have a Material Adverse Effect on the Strax Institute or New Strax.

     3.17 Litigation. Except as disclosed on Schedule 3.17, to the Knowledge of Caprius and New Strax, they are not (a) subject to any outstanding inquiry, investigation, injunction, judgment, order, decree, ruling, or charge relating to the Strax Institute or (b) a party to or, to the Knowledge of Caprius or New Strax, threatened to be made a party to, any action, suit, proceeding, or hearing, inquiry or investigation of, in, or before any Government Entity relating to the Strax Institute or New Strax.

     3.18 Events Subsequent to September 30, 2002. Except as disclosed on
Schedule 3.18, since September 30, 2002, there has not been any change or event which had or could have a Material Adverse Effect on Caprius relating to the Strax Institute or on New Strax. Without limiting the generality of the foregoing, except as otherwise provided herein, since that date:

          (a) Caprius has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, relating to the Strax Institute including the Real Property, other than for a fair consideration in the Ordinary Course of Business;

          (b) Caprius has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses relating to the Strax Institute either involving more than $10,000 or outside the Ordinary Course of Business;

          (c) Caprius has not accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) relating to the Strax Institute involving more than $10,000 to which it is a party or by which any of them is bound, and no patient of the Strax Institute has communicated to Caprius or the Strax Institute that there may be a dispute relating to the performance of work performed by the Strax Institute or has requested or suggested that any amount paid or payable to Caprius involving $10,000 or more be refunded or reduced;

          (d) Caprius has not imposed any Security Interest upon any of its assets, tangible or intangible, relating to the Strax Institute including the Real Property, tangible or intangible;

          (e) Caprius has not made or committed to make any capital expenditure (or series of related capital expenditures) relating to the Strax Institute either involving more than $10,000 or outside the Ordinary Course of Business;

          (f) Caprius has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) relating to a business similar to the Strax Institute either involving more than $10,000 or outside the Ordinary Course of Business;

          (g) Caprius has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation relating to the Strax Institute either involving more than $5,000 singly or $10,000 in the aggregate;

          (h) Caprius has not delayed or postponed the payment of accounts payable and other Liabilities relating to the Strax Institute outside the Ordinary Course of Business;

          (i) Caprius has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) relating to the Strax Institute either involving more than $10,000 or outside the Ordinary Course of Business;

          (j) Caprius has not granted any license or sublicense of any rights under or with respect to any Intellectual Property relating to the Strax Institute;

          (k) There has been no change made or authorized in the articles of incorporation or bylaws of New Strax;

          (l) Caprius has not experienced any damage, destruction, or loss (whether or not covered by insurance) to the property of the Strax Institute;

          (m) Caprius has not made any loan to, or entered into any other transaction with, any employee of the Strax Institute or New Strax outside the Ordinary Course of Business;

          (n) Caprius has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement insofar as any of these relate to the Strax Institute;

          (o) Caprius has not granted any increase in the base compensation of any of the employees of the Strax Institute or New Strax;

          (p) Caprius has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any employees of the Strax Institute or New Strax (or taken any such action with respect to any other Employee Benefit Plan);

          (q) Caprius has not made any other change in employment terms for any employees of the Strax Institute or New Strax outside the Ordinary Course of Business;

          (r) Caprius has not committed to any of the foregoing; and

          (s) New Strax has not engaged in any of the foregoing activities.

     3.19 Major Contracts. Schedule 3.19 contains a list of all material written contracts related to the Strax Institute or New Strax. To the Knowledge of Caprius and New Strax, no party to such agreements has any intention to: (a) reduce the amount of business it does with the Strax Institute or New Strax after the Transaction, (b) change its relationship with the Strax Institute or New Strax, or (c) change the terms upon which it conducts business with the Strax Institute or New Strax.

     3.20 Brokers' Fees. Caprius and New Strax do not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     3.21 Intellectual Property.

          (a) Schedule 3.21 is a correct and complete list of all (i) Intellectual Property material to the business of the Strax Institute or New Strax, including the status of all patents, patent applications and registered Intellectual Property (ii) trade, corporate and fictitious names used by the Strax Institute or New Strax, (iii) computer software and databases created or used by the Strax Institute or New Strax (other than mass marketed software with a license fee of less than $1,000), (iv) material unregistered trademarks and copyrights owned or presently used by the Strax Institute or New Strax and (v) licenses and other rights granted by or to the Strax Institute or New Strax (or for their use), in each case with respect to Intellectual Property.

          (b) Caprius owns and upon transfer of the Strax Institute's assets to New Strax, New Strax will own all right, title and interest in and to, or has a valid and enforceable license to use, all material Intellectual Property necessary for the operation of the business as currently conducted and as currently proposed to be conducted free and clear of any liens or adverse claims.

     3.22 Condition of Assets. To Caprius' knowledge, the fixed assets and Real Property are free from defects (patent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), have been properly and regularly maintained and are suitable for the purposes for which they are presently used.

     3.23 No Third Party Option. There are no existing agreements, options, commitments or rights with or to any Person to acquire any of the assets of Caprius or any interest therein insofar as such assets relate to the Strax Institute or New Strax.

     3.24 Restrictive Covenants. Neither Caprius nor New Strax are a party to or bound or affected by any commitment, contract or document containing any covenant expressly limiting the freedom of the Strax Institute or New Strax to compete in any line of business, acquire goods or services from any supplier, sell goods or services to any patients or third party, or transfer or move any of its operations. Neither Caprius nor New Strax are a party to or bound or affected by any commitment, contract or document containing any covenant which materially or adversely affects the business practices, operations or financial condition or the continued operation of the business after the Closing as presently carried out by the Strax Institute or New Strax.

     3.25 Insurance. With respect to the Strax Institute, Caprius maintains such policies of insurance, issued by responsible insurers licensed to do business in Florida, as are appropriate to operations, property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. All such policies of insurance are in full force and effect, and will be transferred to New Strax prior to the Closing. Caprius is not in default, as to the payment of premiums or otherwise, under the terms of any such policy. Schedule 3.25 sets forth a complete list of all policies of insurance which Caprius maintains relating to the Strax Institute and the particulars of such policies, including the name of the insurer, the risk insured against, the amount of coverage and the amount of any deductible and a summary of all claims under each such policy for the past two years.

     3.26 Professional Liability. During the past three years no patient or other person has asserted any claim or made any contention that the Strax Institute, any of its employees, independent contractors or agents has committed any act or failed to take any action which has injured or may in the future injure such patient or other person.

     3.27 Disclosure. The representations and warranties contained in this
Article 3 do not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 3 not misleading.

     3.28 Leases. Attached as Schedule 3.28 is a list of the equipment which will be leased to EMT by Caprius at the Closing. Caprius and EMT and New Strax shall enter into a written lease pursuant to which EMT or New Strax shall pay to Caprius in 36 equal monthly installments the sum of $ 1,536.65 for lease of the equipment specified in Schedule 3.28, with the first payment to be made by EMT or New Strax, as the case may be, on October 15, 2003. The payments under the lease specified in Schedule 3.28 shall be guaranteed by Bonnie Nelson personally. In the event of a default under such lease, the default rate shall be 18%.

     4. REPRESENTATIONS AND WARRANTIES OF EMT. EMT represents and warrants to Caprius and New Strax that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4):

     4.1 Organization, Qualification, and Power. EMT is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. EMT is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on EMT. EMT has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. EMT does not, Directly or Indirectly, own any Subsidiary.

     4.2 Capitalization. The entire authorized capital stock of EMT consists of 60,000,000 shares, comprised of 50,000,000 shares of common stock, par value $0.0001 and 10,000,000 shares of preferred stock.

     4.3 Authorization of Transaction. The execution and delivery by EMT of this Agreement and the consummation by EMT of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of EMT. Upon execution and delivery of this Agreement by EMT, it shall constitute the valid and binding obligation of EMT enforceable against it in accordance with its terms.

     4.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall
(a) violate or conflict with the certificate of incorporation or bylaws, each as amended, of EMT, (b) violate any provision of law or any order or judgment of any Governmental Entity, specifically applicable to EMT, (c) violate or result in a breach of or (with due notice or lapse of time or both) a default under any contract, loan agreement, mortgage, lease, security agreement, indenture, or other agreement or instrument to which either of EMT is a party or by which it is bound or to which any of its respective assets are subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect on the ability of EMT to consummate the transactions contemplated by this Agreement.

     4.5 Recent Organization. EMT was organized in 2003 and has not conducted any business except to sell its securities.

     4.6 Disclosure. The representations and warranties contained in this
Article 4 do not contain any untrue statements of a material fact or omit to state any material facts necessary in order to make the statements and information contained in this Article 4 not misleading.

     5.   CERTAIN COVENANTS.

     5.1  Covenant Not to Compete.

          (a) George Aaron, Jonathan Joels and Caprius each covenant and agree that for the period commencing with the Closing Date and ending five years from such date (the "Measuring Period"), that each of them shall not, Directly or Indirectly, own, manage, operate, finance, join, control, or participate in the ownership, management, operation, finance or control of, or be connected with, in any manner, any entity, business enterprise or operation engaged in diagnostic services related to mammography and bone densitometry in Florida or New Jersey (the "Area"), designing, providing, marketing, selling, or performing such services.

          (b) They covenant and agree that during the Measuring Period they shall not, Directly or Indirectly, within the Area: (i) solicit business from any Person which was a patient of the Strax Institute or; (ii) induce or attempt to induce or influence any employee of EMT or any Affiliate to terminate his or her employment with EMT or any Affiliate.

          (c) They shall not, and shall not permit any of their Affiliates, to own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected in any manner with, Directly or Indirectly, any business conducted under a name using the word "Strax", or any similar name or any derivatives thereof, without the prior written consent of EMT.

          (d) They shall, and shall cause their Affiliates, to hold in confidence and refrain from disclosing, publishing or making use of all knowledge and information of a confidential nature relating to the business of the Strax Institute and New Strax prior to the Closing Date, except knowledge and information which (i) is or becomes generally available to the public other than as a result of a disclosure prohibited hereby, or (ii) is required to be disclosed by law.

          (e) They acknowledge that their expertise in the mammography and densitometry business is of a special, unique, unusual and extraordinary character, which gives said expertise a peculiar value, and that a breach by any of them of the provisions of Section 5.1 of this Agreement cannot reasonably or adequately be compensated in damages in an action at law; and such a breach of any of the foregoing provisions contained in this Agreement will cause EMT irreparable injury and damage. They further acknowledge that they possess unique skills, knowledge and ability and that competition by any of them, in violation of this Agreement or any other breach of the provisions of this Agreement would be extremely detrimental to EMT. By reason thereof, they agree that EMT shall be entitled, in addition to any and all other remedies they may have under this Agreement or otherwise, to temporary, preliminary and permanent injunctive and other equitable relief to prevent a breach or curtail any breach or threatened breach of this Agreement by any of them. No specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.

     5.2. Cooperation in Third-Party Litigation.

          (a) After the Closing, Caprius shall provide such cooperation as EMT or their counsel may reasonably request in connection with: (i) any proceedings related to the business of the Strax Institute or New Strax; (ii) the Strax Institute or New Strax's conduct of their business prior to the Closing; or
(iii) any proceedings for which EMT is entitled to indemnification from Caprius under Section 6.1. Such cooperation shall include, but not be limited to, making employees of Caprius available upon the reasonable request of EMT or their counsel to consult with and assist EMT and their counsel in connection with any such proceedings and to prepare for and testify in any such proceedings, including depositions, trials and arbitration proceedings.

          (b) EMT agrees that after the Closing, it shall provide such cooperation as Caprius or its counsel may reasonably request in connection with:
(i) Caprius's conduct of the Strax Institute Business prior to the Closing; and
(ii) any proceedings for which Caprius is entitled to indemnification from EMT under Section 6.2 hereof. Such cooperation shall include, but not be limited to, making employees of New Strax or EMT available upon the reasonable request of

Caprius or its counsel to consult with and assist Caprius and its counsel regarding any such proceedings and to prepare for and testify in connection with any such proceedings, including depositions, trials and arbitration proceedings.

          (c) The provisions of this Section 5.2 are not intended to conflict with, and shall not override the other provisions of this Agreement.

     5.3 Payment for 2003 Audit. Caprius shall promptly pay all auditing fees and costs incurred by Caprius in connection with the audit of the Strax Institute for the year ended September 30, 2003.

     6.  INDEMNIFICATION.

     6.1 Indemnification by Caprius. In the event any third party alleges facts that, if true, would mean Caprius or New Strax has breached any of their representations, warranties, and covenants contained in the Agreement or in any document, certificate or affidavit delivered by Caprius or New Strax at or prior to the Closing, and, provided that EMT makes a written claim for indemnification against Caprius, pursuant to Section 6.3 below, then Caprius, shall indemnify EMT from and against the entirety of any Adverse Consequences EMT may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). In addition, in the event an action is instituted against EMT and/or New Strax as a result of the litigation against Caprius referred to in
Note 4 of the September 30, 2002 and 2001 Caprius audited financial statements, Caprius shall indemnify EMT and/or New Strax from and against the entirety of any Adverse Consequences EMT and/or New Strax may suffer as a result of such claim.

     6.2. Indemnification by EMT. In the event any third party alleges facts that, if true, would mean EMT has breached any of its representations, warranties, and covenants contained in the Agreement or in any document, certificate or affidavit delivered by EMT at or prior to the Closing, and, provided that Caprius makes a written claim for indemnification against EMT pursuant to Section 6.3 below, then EMT shall indemnify Caprius from and against the entirety of any Adverse Consequences Caprius may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

     6.3. Procedure.

          (a) Promptly (and in any event within five days after the service of any summons or other document) after acquiring knowledge of any Claim for which one or more of the Parties (the "Indemnified Party") may seek indemnification against other Parties (the "Indemnifying Party") pursuant to this Article 6, the Indemnified Party shall give written notice thereof to the Indemnifying Party. Failure to provide notice shall not relieve the Indemnifying Party of its obligations under this Article 6, except to the extent that the Indemnifying Party demonstrates actual damage caused by that failure. The Indemnifying Party shall have the right to assume the defense of any Claim with counsel reasonably acceptable to the Indemnified Party upon delivery of notice to that effect to the Indemnified Party. If the Indemnifying Party, after written notice from the

Indemnified Party, fails to take timely action to defend the action resulting from the Claim or otherwise respond to the Claim, the Indemnified Party shall have the right to defend the action resulting from the Claim by counsel of its own choosing, but at the cost and expense of the Indemnifying Party. The Indemnified Party shall have the right to settle or compromise any Claim against it, and recover from the Indemnifying Party any amount paid in settlement or compromise thereof, if it has given written notice thereof to the Indemnifying Party and the Indemnifying Party has failed to take timely action to defend the Claim; otherwise, the Indemnified Party shall have no right to settle or compromise any Claim. The Indemnifying Party shall have the right to settle or compromise any Claim against the Indemnified Party without the consent of the Indemnified Party provided that the terms of the settlement or compromise provide for the unconditional release of the Indemnified Party and require the payment of monetary damages only.

          (b) Upon its receipt of any amount paid by the Indemnifying Party pursuant to this Article 6, the Indemnified Party shall deliver to the Indemnifying Party such documents as it may reasonably request assigning to the Indemnifying Party any and all rights, to the extent indemnified, that the Indemnified Party may have against third parties with respect to the Claim for which indemnification is being received.

     6.4. Limitations on Indemnification. Notwithstanding anything to the contrary contained herein, except as provided in this Section 6.4, no Indemnified Party shall be entitled to receive an indemnification payment with respect to any Claim or Claims specified in this Article 6 unless the Claim, or the aggregate amount of all Claims made by the Indemnified Party hereunder, equals or exceeds $2,500 (in which case all of such Claim or Claims back to the first dollar will be recoverable). Provided, however, EMT shall be fully indemnified for Tax Liabilities without regard to this limitation.

     7.  MISCELLANEOUS.

     7.1 Survival. All of the representations, warranties, and covenants of the Parties shall survive the Effective Time for as long as the applicable statute of limitations.

     7.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     7.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors. No Party may assign either this Agreement or any of its obligations hereunder without the prior written approval of all of the Parties, except for any assignment including a merger or consolidation which occurs by operation of law.

     7.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     7.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.6 Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted next business day delivery, or by facsimile delivery (in which event a copy shall immediately be sent by Federal Express or similar receipted delivery).


If to Caprius, Inc. or Strax
  Institute, Inc.:                   Caprius, Inc.
                                     One Parker Plaza
                                     Fort Lee, NJ  07024
                                     Attention:  George Aaron
                                     Telephone: (201) 592-8838
                                     Facsimile: (201) 592-8898


with a copy to:                      McDermott Will and Emery
                                     201 S Biscayne Blvd Ste 2200
                                     Miami, Florida 33131-4338
                                     Attention: Nanette O'Donnell, Esquire
                                     Telephone: (305) 347-6521
                                     Facsimile:   (305) 347-6500


If to Eastern Medical
  Technologies, Inc.:                Eastern Medical Technologies, Inc.
                                     4300 N. University Drive
                                     Suite E200
                                     Lauderhill, FL   33351

with a copy to:                      Michael Harris, P.A.
                                     1555 Palm Beach Lakes Boulevard, Suite 310
                                     West Palm Beach, FL 33401
                                     Attention:  Michael D. Harris, Esquire
                                     Telephone: (561) 478-7077
                                     Facsimile:  (561) 478-1817


or to such other address as either of them, by notice to the other may designate from time to time. Time shall be counted to, or from, as the case may be, the delivery in person.

     7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida excluding its conflicts of law provisions.

     7.8 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective board of directors. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     7.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision by its severance herefrom.

     7.10 Expenses. Each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     7.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

     7.12 Arbitration. Except in the case of seeking any equitable remedy pursuant to Section 5.1(e), any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the Parties are unable to resolve by mutual agreement, shall be settled by submission by any Party of the controversy, claim or dispute to binding arbitration in Broward County, Florida (unless the Parties agree in writing to a different location), before three arbitrators in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding, the Parties agree to provide all discovery deemed necessary by the arbitrators. The decision and award made by the arbitrators shall be final, binding and conclusive on all Parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

     7.13 Force Majeure. No Party shall be responsible for failure or delay in performance hereunder by reason of any strikes; labor disputes; freight embargoes; interruption or failure in the Internet, telephone or other telecommunications service or related equipment; material interruption in the mail service or other means of communication with the United States; a sustained and material or substantial loss by fire, flood, accident, hurricane, tornado, earthquake, theft, sabotage or other calamity or malicious act, whether or not such loss shall have been insured; acts of God; outbreak or material escalation of hostilities or civil disturbances, national emergency or war (whether or not declared), or other calamity or crises including a terrorist act or acts affecting the United States; future laws, rules, regulations or acts of any Governmental Entity (including any orders, rules or regulations issued by any official or agency of such Governmental Entity); or any cause beyond the reasonable control of such Party.

     7.14 Plural. Unless the context requires otherwise, the singular shall include the plural, and vice versa.

     7.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     7.16 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

                                SIGNATURES FOLLOW

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

__________________________
                                    CAPRIUS, INC.

__________________________          By: /s/ George Aaron
                                       ----------------------------------
                                    George Aaron, Chief Executive Officer

__________________________
                                    STRAX INSTITUTE, INC.

__________________________          By: /s/ George Aaron
                                       ----------------------------------
                                    George Aaron, Chief Executive Officer

_________________________

                                    EASTERN MEDICAL TECHNOLOGIES, INC.

_________________________           By: /s/ Bonnie Nelson
                                       ----------------------------------
                                       Bonnie Nelson, Chief Executive Officer

                                    /s/ George Aaron
                                    -------------------------------------
                                    George Aaron, solely for the purposes of the
                                    provisions of Sections 5.1 and 5.2,

                                    /s/ Jonathan Joels
                                    -------------------------------------
                                    Jonathan Joels, solely for the purposes of
                                    the provisions of Sections 5.1 and 5.2


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